Exhibit 99.1

NEWS RELEASE

CONTACT: Norris Battin The Cooper Companies, Inc. ir@coopercompanies.com FOR IMMEDIATE RELEASE	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3600 Fax: 925-460-3648 www.coopercos.com

THE COOPER COMPANIES REPORTS SECOND QUARTER 2007 RESULTS

PLEASANTON, Calif., June 5, 2007 — The Cooper Companies, Inc. (NYSE: COO) today reported results for the fiscal second quarter of 2007.

Second Quarter Highlights

•

Revenue $225.5 million, 7% above second quarter 2006, 3% in constant currency. CooperVision (CVI) revenue $188.2 million, up 4% and flat in constant currency; CooperSurgical (CSI) revenue $37.4 million, up 26% with 9% organic growth.

•

GAAP loss per share 1 cent including a write off of $6.2 million or 13 cents per share of manufacturing assets associated with Ocular integration activities. GAAP results include share-based compensation expenses (7 cents), acquisition and restructuring expenses and intellectual property and securities litigation costs totaling, together with the write off of manufacturing assets, $23 million net of tax, or 49 cents per diluted share, as more fully described below in the section “Fiscal Second Quarter 2007 Financial Results Explanation of Non-GAAP Measures.”

Commenting on the second quarter’s performance, Robert S. Weiss, Cooper’s chief operating officer said, “Cooper’s revenue and related earnings met our expectations, and globally we gained market share in our contact lens business.

“We continue to increase our silicone hydrogel production capacity. Our target remains to have ten lines available for production of silicone hydrogel spheres by the end of fiscal 2007. Our ability to increase capacity and reduce production costs for our silicone hydrogel products depends on continuing to improve the manufacturing processes used on the new manufacturing platform for these products. Silicone hydrogel products are expected to begin to contribute more significantly to CVI’s revenue growth in the second half of 2007.

“Single-use contact lenses continue to grow in popularity, and in January we began to emphasize the benefits of these products to practitioners in the United States. This effort is showing promising results. Our global single use reported revenue grew 31% in the fiscal quarter and is ahead 27% through six months with our US revenue growing above these rates. We believe that we have adequate capacity to support this initiative as the conversion of the single-use lines to the more convenient ClearSight strip-blister package is complete, and several lines are now producing our Proclear 1 Day single-use product.

“We are on track to complete substantially all of the consolidation of our worldwide distribution activities into three regional centers during calendar 2007.”

Commenting on CooperSurgical’s performance, Weiss noted, “Our women’s healthcare business continued its strong performance with sales up 26% in the second fiscal quarter, 9% on an organic basis.”

“Lone Star Medical Products, Inc., the line of women’s healthcare surgical products that we acquired in November 2006, contributed $2.5 million of revenue during the quarter while Wallach Surgical Devices, Inc., which was acquired in February 2007, also generated $2.5 million.”

Biofinity Marketing Update

•	Global revenue for Cooper’s spherical silicone hydrogel contact lens Biofinity was $1.4 million during the second quarter, $2.0 million year to date, primarily generated in Europe.

•

The marketing of Biofinity in the United States will be directed initially to private practice optometrists. CVI estimates that US revenue for Biofinity during fiscal 2007 will be in the range of $5 million to $7 million.

•

Biofinity will be introduced to optometrists in the United States at the meeting of the American Academy of Optometry which begins on June 28. At the meeting, CVI will begin distributing Biofinity fitting sets (a set contains 84 trial lenses covering a range of correction powers which allow practitioners to evaluate a patient’s initial fit) and accelerate their placement throughout the year.

•

The list price to practitioners in the United States for six Biofinity lenses packaged together will be $27.50. Emphasizing good contact lens compliance for healthy lens wear, CooperVision recommends that patients discard their Biofinity lenses after one month of daily insertion and removal.

•	CVI continues to expect that Biofinity will generate, at normalized volumes, gross margins consistent with its other specialty products.

Fiscal Second Quarter 2007 Revenue and Expense Summary

Cooper’s reported second quarter revenue of $225.5 million was 7% above last year’s second quarter, 3% in constant currency.

Reported gross margin was 56% compared with 62% in last year’s second quarter and in both periods includes costs for items considered unrelated to core operating performance as listed in the section headed “Fiscal Second Quarter 2007 Financial Results Explanation of Non-GAAP Measures” and the table “Reconciliation of Non-GAAP Earnings to GAAP Net Income” below. Excluding these items in both periods, gross margin would have been comparable at 63% for both periods.

Selling, general and administrative expense grew 14% and was 45% of sales compared with 42% in last year’s second quarter. The second quarter 2007 results include $2.7 million for share-based compensation expense (1%

of sales) and $7.6 million (3% of sales) for costs associated with other items considered unrelated to core operating performance as listed in the section “Fiscal Second Quarter 2007 Financial Results Explanation of Non-GAAP Measures” and in the table “Reconciliation of Non-GAAP Earnings to GAAP Net Income.” The quarter’s results also included marketing costs associated with the future introduction of several new products.

Research and development expense in the quarter was $8 million including $178 thousand for share-based compensation expense. R&D expenses were 4% of sales, up from 3% in last year’s second quarter, excluding the write-off of acquired assets in 2006. CVI’s R&D activities include programs to develop new silicone hydrogel and single-use products.

Operating margin was 5% for the quarter compared with 12% in last year’s second quarter. After excluding the share-based compensation expense and other items considered unrelated to core operating performance as described above – $27.9 million in the quarter or 12% of sales – operating margin was 17% compared with 21% in last year’s second quarter on a comparable basis.

Interest expense was 5% of sales, compared with 4% in last year’s second quarter primarily reflecting cash used for capital expenditures and CSI acquisitions.

The effective tax rate (ETR) for the quarter was 18% excluding items considered unrelated to core operating performance as described above. Going forward, Cooper anticipates an ETR in the 13%—16% range for its core operating business.

Balance Sheet and Cash Flow Highlights

•	Adjusted EBITDA, as defined in our credit agreement, was $238.8 million in the second quarter compared with $241.1 million in the second quarter last year.

•	At the end of the fiscal second quarter, Cooper’s days sales outstanding (DSO) were 62 days, compared with 64 days at last year’s second quarter. Cooper expects future DSOs in the mid 60’s.

•

Inventory months on hand was 7.9 months at the end of the fiscal quarter, versus 8.0 months at last year’s second quarter and 8.3 months at this year’s first fiscal quarter, in line with expectations, as inventory is built to support new product launches and distribution center consolidations. As distribution center consolidation is completed and new product launches are normalized, Cooper expects its months on hand to return to more historical levels.

•

Capital expenditures were $40 million in the quarter primarily to expand manufacturing capacity, consolidate distribution centers and continue the rollout of new information systems in selected locations. Cooper expects capital expenditures in fiscal 2007 of about $160 million (which includes $10 million previously reported in fiscal 2006) primarily for expanded manufacturing capacity.

•	Depreciation and amortization expense was $16.9 million for the quarter.

Tax Settlement

In April, Cooper received a final decision from the United States Tax Court associated with Ocular Sciences, Inc. 1999-2001 tax years, which resulted in a total deficiency of $3.5 million plus unspecified interest, with no penalties assessed. The original Notice of Deficiency asserted $44.8 million of additional taxes and approximately $12.7 million in related penalties and unspecified interest.

2007 Guidance

Cooper’s 2007 revenue guidance is unchanged from previous guidance: $927 million to $967 million – CVI $780 million to $810 million, CSI $147 million to $157 million.

Non-GAAP EPS guidance is unchanged from previous guidance and is expected to be in the range of $2.90 to $3.05, which excludes estimated share-based compensation expense of 30 cents to 35 cents per share and other specific items considered unrelated to core operating performance. GAAP EPS guidance is unchanged from previous guidance and is expected to be $1.55 to $1.90.

In addition to operating and market variables, the timing of CVI’s ramp up of silicone hydrogel production, the acceptance of new products and the completion of the final stages of the Ocular integration could affect Cooper’s guidance.

CooperVision Business Details

Contact Lens Market Update

Calendar Q1 2007 Manufacturers’ Soft Lens Revenue (Constant Currency)
	Market % Change Q107 vs. Q106*	CVI % Change Q107 vs. Q106
Spherical lenses (ex single-use)	(5)	(2)
Single-use spherical lenses	+13	+26
Toric lenses	+9	+3
Multifocal lenses	+8	+16
Cosmetic lenses	(7)	(15)
All silicone hydrogel lenses	+25	N/M
Americas region	+2	(1)
European region	+1	+5
Asia-Pacific region	+6	+16
Worldwide soft contact lenses	+3	+4

*	Compiled by an independent industry organization. Note: Supplemental revenue data trends can be found on Cooper’s website www.coopercos.com/investor at the link “Supplemental Market and Revenue Data” in the Financial Information section.

According to the data in the table above, single-use lenses continued to increase their share of the global contact lens market during the first calendar quarter at the expense of reusable and other products. While the total market grew 3%, single-use products grew 13% and now represent 32% of the global market for soft contact lenses.

In the United States, the contact lens market grew 3% during this period while single-use products grew 28%, increasing their share of the market from 8% to 10%, the lowest penetration of single-use products throughout the world. In Asia, single-use products represent about 60% of the market and in Europe they represent about 40%.

In the first calendar quarter, CVI’s single-use products grew 31% worldwide and in the United States, CVI’s single-use revenue more than tripled compared with the same period the year before.

According to the market data, silicone hydrogel revenue accounted for 25% of worldwide contact lens revenue during the first calendar quarter up from 23% in the fourth quarter of 2006. About three-quarters of silicone hydrogel revenue is generated in North America.

According to Health Product Research, which reports on a statistical sampling of practitioners each quarter, silicone hydrogel lenses accounted for 47% of new patient visits to contact lens practitioners in the United States during the first calendar quarter of 2007, up from 43% in the fourth quarter of 2006, and silicone hydrogel toric lenses accounted for 40% of new toric contact lens fits in the United States in the first calendar quarter of 2007, compared with 34% in the fourth quarter of 2006.

CVI Worldwide Revenue Highlights for Fiscal Second Quarter 2007

•	CVI’s worldwide revenue of $188.2 million increased 4% from last year’s second quarter, flat in constant currency.

•

Reported second quarter sales of CVI’s core product lines – specialty lenses (toric, cosmetic and multifocal lenses), PC Technology brand spherical lenses, silicone hydrogel spherical lenses and single-use lenses – were $132.5 million, up 12%. These products account for 70% of CVI’s soft lens business. Older conventional lens products declined 14%.

•

CVI’s disposable toric lens reported revenue grew 11% in the second quarter and is now 84% of its total toric revenue. Reported sales of all toric lenses were $67.7 million, up 5%, accounting for 36% of CVI’s soft lens business. CVI’s toric lens revenue outside of the United States, 51% of total toric revenue, grew 20% in the quarter.

•

Proclear products, including Biomedics XC, grew 29% worldwide and 27% in the United States. Proclear sphere products grew 16% worldwide and 7% in the United States. Proclear toric products grew 46% worldwide and 60% in the United States. Proclear Multifocal products grew 46% worldwide and 48% in the United States. Proclear products now represent 24% of CVI’s worldwide revenue.

•	Disposable multifocal products grew 20%. All multifocal lenses grew 17%.

CVI Selected Soft Lens Revenue Data for Major Product and Geographic Categories (Constant Currency)
	CVI % Change 2Q FY07** vs. 2Q FY06	CVI % Revenue 2Q FY07
Core products*	+8	70
Disposable lenses	+3	90
Spherical lenses (ex single-use)	(5)	44
Single-use spherical lenses	+25	13
Toric lenses	+2	36
Disposable toric lenses	+7	30
Multifocal lenses	+12	6
PC materials	+24	24
Americas region	(7)	46
European region	+5	39
Asia-Pacific region	+20	15
Worldwide soft contact lenses	+1	100

*	Core products include: specialty lenses, PC Technology brand spherical lenses, silicone hydrogel spherical lenses and single-use lenses.
**	CVI’s fiscal second quarter is February, March and April. Note: Supplemental revenue data trends can be found on Cooper’s website www.coopercos.com/investor at the link “Supplemental Market and Revenue Data.”

CVI Anticipated New Products

CVI expects to roll out Biofinity, its silicone hydrogel spherical lens, in the United States beginning in June 2007 and Proclear 1 Day in Europe within the next three months. In calendar 2008, an improved silicone hydrogel sphere with a two-week wearing cycle is expected to be introduced in the United States and Europe. CVI currently anticipates launching a silicone hydrogel toric in late 2008. Proclear 1 Day is scheduled for introduction in Japan in calendar 2008 or early calendar 2009, depending on local regulatory approval.

CVI Fiscal Second Quarter 2007 Expenses

CVI’s reported gross margin was 55% compared with 63% in the second quarter of 2006. These results include costs for share-based compensation expense and acquisition and restructuring charges primarily related to the consolidation of manufacturing locations and start-up expenses for new silicone hydrogel products. These items amounted to $14.5 million and $2.7 million in the second fiscal quarter of fiscal 2007 and 2006 or 8% and 1% of sales, respectively. Manufacturing inefficiencies associated with the ramp up of new products and plant realignment activities are expected to continue throughout fiscal 2007.

CVI’s SGA expense grew 13% during the quarter, primarily related to integration activities, as revenue increased 4%. These results include share-based compensation expense, costs associated with the rationalization of CVI’s distribution centers in Europe and the United States, intellectual property litigation expenses and startup costs associated with new silicone hydrogel products which together totaled $7.9 million or 4% of sales.

CVI’s research and development expense was $6.8 million in the second quarter, an increase of 22% over the same period in 2006.

CooperSurgical Business Details

During the second quarter, revenue at CSI, Cooper’s women’s healthcare medical device business, grew 26% to $37.4 million. Organic revenue grew 9%.

CSI’s gross margin was 59% for the quarter, the same as in the prior year period. Operating margin was 17% for the quarter including $552 thousand associated with integration activities of its surgical product lines and share-based compensation expense of $678 thousand.

Earnings Per Share

All per share amounts in this news release refer to diluted per share amounts except loss per share amounts which reflect no dilution from common stock equivalents.

Fiscal Second Quarter 2007 Financial Results Explanation of Non-GAAP Measures

In addition to results in accordance with GAAP, Cooper management also considers non-GAAP results as important supplemental financial measures in evaluating its ongoing core operating results and in making operating decisions.

Non-GAAP earnings and guidance exclude from GAAP results share-based compensation expense and other items that management does not consider part of core operating performance. Management uses these non-GAAP results to compare actual operating results to its business plans, assess expectations after the integration period, calculate debt compliance covenants, allocate resources and evaluate potential acquisitions. Management believes that presenting these non-GAAP results also allows investors, as well as management, to evaluate results from one period to another on a comparable basis.

Specific items that Cooper excludes from its GAAP results when evaluating core operational performance are:

•	Share-based compensation expense

These are the costs of stock option and restricted stock grants to employees and directors specified under SFAS No. 123R, Share-Based Payments. While share-based compensation is an ongoing and recurring expense, it does not require cash settlement, is subject to significant period-to-period variability (it is dependent on the timing of the grants, is potentially impacted by acquisitions and can be affected by changes in computational variables) and is recognized prospectively. Since we adopted the modified prospective method of accounting for share-based payments, results are not always comparable to prior periods. As a result, we exclude these charges for purposes of evaluating core operating performance.

•	Acquisition and restructuring expenses consisting of

•

Restructuring and integration expenses related primarily to the integration of Ocular Sciences, Inc. (Ocular) into CooperVision, Inc., which are charged to cost of sales and operating expense. They consist of costs to integrate duplicate facilities, streamline manufacturing and distribution practices and integrate sales, marketing and administrative functions. Cooper adjusts for these costs because they are incurred as part of CVI’s three-year Ocular integration plan, but are not included in its core business operating plan.

•	Manufacturing and distribution rationalization and start-up costs also related primarily to the integration of Ocular and CVI. They consist of costs to:

•	Restructure manufacturing locations (products are manufactured in multiple facilities until a final location is operational).

•	Eliminate duplicate distribution locations (products are stored and shipped from several locations while central warehouses are completed).

•	Develop new manufacturing technologies, specifically silicone hydrogel manufacturing.

We adjust for these costs because once the specific integration activities have been completed and new technology and manufacturing techniques have been applied, the costs will be eliminated.

•	Losses and costs associated with phasing out corneal health products and the write-off of associated unrealizable net assets.

•

Acquired in-process R&D charges. These are generally disregarded when evaluating an acquisition and often result in revised charges that vary significantly in size and amount depending on the results of the formal appraisal process that may take up to twelve months to complete following a transaction. Management adjusts for these expenses because they are excluded when evaluating the impact of an acquisition on continuing performance.

•	Expenses associated with certain intellectual property and securities litigation

Cooper has filed suits claiming patent infringement to protect its intellectual property, sought a declaratory judgment that a CVI product does not infringe any valid and enforceable claims of competitors’ patents and is also incurring expenses associated with securities litigation. These cases have not historically been part of Cooper’s normal operations.

Not all the items listed occurred in the second fiscal quarter of 2007 or 2006. Specific amounts for the items in the second fiscal quarter of 2007 and 2006 are below in the table headed “Reconciliation of Non-GAAP Earnings to GAAP Net Income.”

Operating results adjusted for these items should not be considered alternatives to any performance measures derived in accordance with GAAP. We present them because we consider their disclosure an important supplemental measure of our performance. In evaluating Cooper’s non-GAAP earnings and guidance, investors are cautioned that in future periods Cooper expects to incur expenses similar to those for which adjustments are made in the presentation of non-GAAP earnings. Our presentation of non-GAAP earnings and guidance should not be construed as an inference that our future results will be unaffected by similar items or nonrecurring or unusual charges.

Cooper’s non-GAAP earnings have limitations as an analytical tool, including that they do not reflect the cost of:

•	Stock options and other share-based compensation, which are important components of compensation programs for employees and directors.

•	The Ocular integration, and the integration and restructuring of other acquisitions.

•	New manufacturing technologies, specifically silicone hydrogel manufacturing, and the phase out of product lines that are being eliminated.

•	Pending intellectual property and securities litigation, which we expect to be significant but are difficult to forecast.

In addition, non-GAAP results may not be useful when comparing Cooper to other companies that may calculate these measures differently. Moreover, the impact of many of the items excluded (particularly litigation and restructuring) on our guidance is difficult to quantify because of significant uncertainty in timing and the range of possible outcomes. These items could be material.

Cooper also uses the term earnings before interest, taxes, depreciation and amortization (EBITDA), a commonly used measure of cash flow, when discussing cash generation with its lenders. This non-GAAP term may not be useful when comparing Cooper to other companies that calculate this measure differently.

Cooper compensates for these limitations by relying primarily on GAAP results and supplementing these with non-GAAP earnings results.

Unaudited Supplemental Income Statement Data and Reconciliation of Non-GAAP Earnings to GAAP Net Income ($ in thousands, except per share amounts)

The tables below present supplemental income statement data reflecting our individual business units and the impact of specified items, together with a reconciliation of our non-GAAP earnings based on the items discussed in the section “Fiscal Second Quarter 2007 Financial Results Explanation of Non-GAAP Measures.”

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income by Business Unit

(Unaudited)

	Three Months Ended April 30,		% Increase	% Revenue 2007	% Revenue 2006	Six Months Ended April 30,		% Increase	% Revenue 2007	% Revenue 2006
	2007	2006				2007	2006
Net sales:
CVI	$188,159	$181,668	4%	100%	100%	$371,781	$357,294	4%	100%	100%
CSI	37,376	29,729	26%	100%	100%	73,174	59,842	22%	100%	100%

Total net sales	225,535	211,397	7%	100%	100%	444,955	417,136	7%	100%	100%

Cost of sales:
CVI (1)	83,895	67,829	24%	45%	37%	158,907	131,604	21%	43%	37%
CSI (2)	15,184	12,205	24%	41%	41%	29,680	25,008	19%	41%	42%

Total cost of sales (1), (2)	99,079	80,034	24%	44%	38%	188,587	156,612	20%	42%	38%

Gross profit:
CVI	104,264	113,839	-8%	55%	63%	212,874	225,690	-6%	57%	63%
CSI	22,192	17,524	27%	59%	59%	43,494	34,834	25%	59%	58%

Total gross profit	126,456	131,363	-4%	56%	62%	256,368	260,524	-2%	58%	62%

SGA:
CVI (3)	80,025	70,564	13%	43%	39%	153,896	135,725	13%	41%	38%
CSI (4)	13,585	10,856	25%	36%	37%	27,121	21,553	26%	37%	36%
Corporate (5)	7,324	7,180	2%	—	—	17,440	15,768	11%	—	—

Total SGA (3) - (5)	100,934	88,600	14%	45%	42%	198,457	173,046	15%	45%	41%

Research and development:
CVI (6)	6,818	5,580	22%	4%	3%	12,606	10,820	17%	3%	3%
CSI (7)	1,139	8,334	-86%	3%	28%	6,462	9,026	-28%	9%	15%

Total research and development (6), (7)	7,957	13,914	-43%	4%	7%	19,068	19,846	-4%	4%	5%

Restructuring costs:
CVI (8)	2,842	863	229%	2%	0%	4,693	2,203	113%	1%	1%
CSI (9)	—	3	-100%	—	—	14	3	367%	0%	0%

Total restructuring costs (8), (9)	2,842	866	228%	1%	0%	4,707	2,206	113%	1%	1%

Amortization:
CVI	3,078	3,053	1%	2%	2%	6,144	6,136	0%	2%	2%
CSI	1,114	450	148%	3%	2%	1,699	1,096	55%	2%	2%

Total amortization	4,192	3,503	20%	2%	2%	7,843	7,232	8%	2%	2%

Operating expense:
CVI	92,763	80,060	16%	49%	44%	177,339	154,884	14%	48%	43%
CSI	15,838	19,643	-19%	42%	66%	35,296	31,678	11%	48%	53%
Corporate	7,324	7,180	2%	—	—	17,440	15,768	11%	—	—

Total operating expense	115,925	106,883	8%	51%	51%	230,075	202,330	14%	52%	49%

Operating income:
CVI	11,501	33,779	-66%	6%	19%	35,535	70,806	-50%	10%	20%
CSI	6,354	(2,119)	N/A	17%	-7%	8,198	3,156	160%	11%	5%
Corporate	(7,324)	(7,180)	-2%	—	—	(17,440)	(15,768)	-11%	—	—

Total operating income	10,531	24,480	-57%	5%	12%	26,293	58,194	-55%	6%	14%

Interest expense (10)	10,918	7,787	40%	5%	4%	20,710	20,300	2%	5%	5%
Other income (loss), net	9	(1,100)				828	(2,178)

Income before income taxes	(378)	15,593				6,411	35,716
Provision for income taxes (11)	149	1,892				1,590	4,061

Net income	$(527)	$13,701				$4,821	$31,655

Add interest charge applicable to convertible debt	—	522				1,046	1,045

Income for calculating diluted earnings per share	$(527)	$14,223				$5,867	$32,700

Diluted earnings per share	$(0.01)	$0.30				$0.12	0.69

Number of shares used to compute earnings per share	44,645	47,577				47,602	47,606

Listed below are the items included in net income that management excludes in computing non-GAAP financial measures as described in the section “Fiscal Second Quarter 2007 Financial Results Explanation of Non-GAAP Measures.”

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Earnings to GAAP Net Income

	Three Months Ended April 30,		Six Months Ended April 30,
	2007	2006	2007	2006
GAAP net income	$(527)	$13,701	$4,821	$31,655
Non-GAAP adjustments:
CooperVision restructuring costs in cost of sales	8,698	522	9,330	952
CooperVision share-based employee compensation expense in cost of sales	282	77	514	77
CooperVision restructuring costs in operating expenses	2,842	863	4,693	2,203
CooperVision share-based employee compensation expense in SGA	750	985	2,219	1,968
CooperVision share-based employee compensation expense in R&D	167	78	333	158
CooperVision production start-up costs in cost of sales	5,595	1,871	10,937	1,871
CooperVision distribution center rationalization costs in SGA	3,925	1,756	7,481	1,756
CooperVision intellectual property litigation expenses in SGA	1,548	647	3,333	647
CooperVision production start-up SGA	1,656	—	1,656	—
Corneal health product lines phase out in cost of sales	(71)	219	(71)	(239)
Corneal health product lines phase out in SGA	4	856	4	1,691
Corneal health product lines phase out in R&D	—	1,093	88	1,660
CooperSurgical inventory step-up in cost of sales	54	—	108	—
CooperSurgical share-based employee compensation expense in cost of sales	62	38	113	38
CooperSurgical share-based employee compensation expense in SGA	605	424	1,214	857
CooperSurgical share-based employee compensation expense in R&D	11	7	20	14
CooperSurgical restructuring costs in SGA	498	—	996	—
CooperSurgical restructuring costs in operating expenses	—	3	14	3
CooperSurgical in-process R&D	—	7,500	4,157	7,500
Corporate share-based employee and director compensation expense in SGA	1,342	1,729	5,974	5,124
Corporate securities litigation expenses in SGA	(18)	261	61	261
Write-off of deferred financing costs	—	—	882	4,085
Gain on derivative instrument	—	—	—	—
Income tax effect	(4,940)	(2,831)	(8,272)	(4,098)

	23,010	16,098	45,784	26,528

Non-GAAP net income	$22,483	$29,799	$50,605	$58,183

Add interest charge applicable to convertible debt	523	522	1,046	1,045

Income for calculating diluted earnings per share	$23,006	$30,321	$51,651	$59,228

Diluted earnings per share	$0.48	$0.64	$1.09	$1.24

Number of shares used to compute earnings per share	47,611	47,577	47,602	47,606

	Three Months Ended April 30,		Six Months Ended April 30,
	2007	2006	2007	2006
(1) CVI Cost of sales:
Restructuring	$8,698	$522	$9,330	$952
Share-based compensation	282	77	514	77
Production start-up	5,595	1,871	10,937	1,871
Corneal health product line phase out	(71)	219	(71)	(239)

	$14,504	$2,689	$20,710	$2,661

(2) CSI Cost of sales:
Inventory step-up	$54	$—	$108	$—
Share-based compensation	62	38	113	38

	$116	$38	$221	$38

(3) CVI SGA:
Share-based compensation	$750	$985	$2,219	$1,968
Distribution start-up	3,925	1,756	7,481	1,756
Intellectual property litigation	1,548	647	3,333	647
Production start-up	1,656	—	1,656	—
Corneal health product line phase out	4	856	4	1,691

	$7,883	$4,244	$14,693	$6,062

(4) CSI SGA:
Share-based compensation	$605	$424	$1,214	$857
Restructuring costs	498	—	996	—

	$1,103	$424	$2,210	$857

(5) Corporate SGA:
Share-based compensation	$1,342	$1,729	$5,974	$5,124
Securities litigation	(18)	261	61	261

	$1,324	$1,990	$6,035	$5,385

(6) CVI research and development expense:
Share-based compensation	$167	$78	$333	$158
Corneal health product line phase out	—	1,093	88	1,660

	$167	$1,171	$421	$1,818

(7) CSI research and development expense:
Share-based compensation	$11	$7	$20	$14
CooperSurgical in-process R&D	—	7,500	4,157	7,500

	$11	$7,507	$4,177	$7,514

(8) CVI restructuring:
Restructuring costs in operating expenses	$2,842	$863	$4,693	$2,203

	$2,842	$863	$4,693	$2,203

(9) CSI restructuring costs	$—	$3	$14	$3

(10) Interest expense
Write-off of deferred financing costs	$—	$—	$(882)	$(4,085)

	$—	$—	$(882)	$(4,085)

(11) Provision for income taxes:
Income tax effect	$(4,940)	$(2,831)	$(8,272)	$(4,098)

Conference Call

The Cooper Companies will hold a conference call to discuss its second quarter 2007 results today at 5pm Eastern Daylight Time. In the United States, dial +1-866-543-6403. Outside the United States, dial +1-617-213-8896. The passcode is 15804675.

A replay will be available approximately one hour after the call ends and will be available for five days. In the United States, dial +1-888-286-8010. Outside the United States, dial +1-617-801-6888. The replay passcode is 54456590. This call will also be broadcast live on The Cooper Companies’ Website site, www.coopercos.com and at www.streetevents.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the integration of the Ocular business, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include the risk that acquired businesses will not be integrated successfully into CVI and CSI, including the risk that the Company may not continue to realize anticipated benefits from its cost-cutting measures and inherent in accounting assumptions made regarding the acquisitions; the risks that CVI’s new products will be delayed or not occur at all, or that sales will be limited following introduction due to manufacturing constraints or poor market acceptance; risks related to implementation of information technology systems covering the Company’s businesses and any delays in such implementation or other events which could result in Management having to report a material weakness in the effectiveness of the Company’s internal control over financial reporting in its 2007 Annual Report on Form 10-K; risks with respect to the ultimate validity and enforceability of the Company’s patent applications and patents and the possible infringement of the intellectual property of others; and the impact of the Lone Star and Wallach acquisitions on CSI’s and the Company’s revenue, earnings and margins.

Events, among others, that could cause our actual results and future actions of the Company to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, variations in stock option expenses caused by stock price movement or other assumptions inherent in accounting for stock options, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, adverse market impact due to third party product recalls, cost of complying with corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, the adverse effects of natural disasters on patients, practitioners and product distribution, cost of business divestitures, changes in expected utilization of recognized net operating loss carry forwards, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006, as such Risk Factors may be updated in quarterly filings. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. (www.coopercos.com) manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision (www.coopervision.com) manufactures and markets contact lenses. Headquartered in Pleasanton, Calif., it manufactures in Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England and Madrid, Spain.

CooperSurgical (www.coopersurgical.com) manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market with headquarters and manufacturing facilities in Trumbull and Orange, Conn., and in Pasadena, Calif., Houston, Texas, North Normandy, Ill., Williston, Vt., Fort Atkinson, Wis., Montreal and Berlin.

The Cooper Companies, Inc. and its subsidiaries and/or affiliates own, license or distribute the following trademarks which are italicized in this release: Proclear® and Biofinity® are registered trademarks of The Cooper Companies, Inc., its subsidiaries and/or affiliates. Biomedics XC™, ClearSight™, PC Technology™ and Proclear 1 Day™ are trademarks of The Cooper Companies, Inc., its subsidiaries and/or affiliates.

The information on Cooper’s websites and its interactive telephone system are not part of this news release.

FINANCIAL STATEMENTS FOLLOW

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2007	2006	2007	2006
Net sales	$225,535	$211,397	$444,955	$417,136
Cost of sales	99,079	80,034	188,587	156,612

Gross profit	126,456	131,363	256,368	260,524
Selling, general and administrative expense	100,934	88,600	198,457	173,046
Research and development expense	7,957	13,914	19,068	19,846
Restructuring costs	2,842	866	4,707	2,206
Amortization of intangibles	4,192	3,503	7,843	7,232

Operating income	10,531	24,480	26,293	58,194
Interest expense	10,918	7,787	20,710	20,300
Other income (loss), net	9	(1,100)	828	(2,178)

(Loss)/Income before income taxes	(378)	15,593	6,411	35,716
Provision for income taxes	149	1,892	1,590	4,061

Net income	(527)	13,701	4,821	31,655
Add interest charge applicable to convertible debt, net of tax	—	523	1,046	1,045

Income for calculating earnings per share	$(527)	$14,224	$5,867	$32,700

Diluted earnings per share	$(0.01)	$0.30	$0.12	$0.69

Number of shares used to compute earnings per share	44,645	47,577	47,602	47,606

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2007	October 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,033	$8,224
Trade receivables, net	156,772	146,584
Inventories	261,612	236,512
Deferred tax asset	18,703	19,659
Other current assets	49,423	45,972

Total current assets	498,543	456,951

Property, plant and equipment, net	556,103	496,357
Goodwill	1,260,489	1,217,084
Other intangibles, net	147,493	147,160
Deferred tax asset	23,412	21,479
Other assets	23,709	13,570

	$2,509,749	$2,352,601

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$48,417	$61,366
Other current liabilities	208,168	215,264

Total current liabilities	256,585	276,630

Long-term debt	817,446	681,286
Other liabilities	6,297	6,682
Deferred tax liabilities	11,681	9,494

Total liabilities	1,092,009	974,092

Stockholders’ equity	1,417,740	1,378,509

	$2,509,749	$2,352,601

# # # #